Exhibit 99.1
EVERI APPOINTS ATUL BALI TO ITS BOARD OF DIRECTORS

Las Vegas – November 5, 2019 – Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), the gaming industry’s premier single-source provider of gaming products, financial technology and loyalty solutions, announced today that the Company’s Board of Directors (the “Board”) has appointed Atul Bali to the Board effective November 4, 2019. Mr. Bali, whom the Board has determined satisfies the criteria as an independent director for the purposes of New York Stock Exchange rules, was also appointed to serve as a member of the Board’s Audit Committee (and determined to be an Audit Committee Financial Expert), Nominating and Corporate Governance Committee, and Compensation Committee. His appointment expands the size of the Board to eight members.

Mr. Bali is currently non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in Europe, Latin America, and Africa, and has held such position since May 2016. Having qualified as a Chartered Accountant with KPMG, Mr. Bali joined GTECH Corporation (now NYSE:IGT) in 1997 and held various executive positions, including President and CEO of GTECH G2, until leaving in 2010. Since then, he has served as CEO of XEN Group from 2010 to 2012 and thereafter in divisional President & CEO roles at Aristocrat Technologies Inc. (ASX:ALL) from 2012 to 2014 and RealNetworks, Inc. (NASDAQ:RNWK) from 2014 to 2015.

In addition, Mr. Bali is an investor in, and advisor to, a range of privately held lottery, gaming and fintech businesses, including Instant Win Gaming Ltd., a provider of mobile instant win games to State Lottery operators; and Gaming Realms PLC (LSE:GMR), a developer, publisher and licensor of mobile games, where he served on the board of directors from 2014 to 2018 and held the position of Deputy Chairman from 2015 to 2018. He also serves as a Director on the Board of Rainbow Rare Earths Ltd. (LSE: RBW), a mining company focused on production from, and expansion of, the high-grade Gakara Rare Earth Project in Burundi, East Africa.

“We are delighted to welcome Atul to Everi and believe his distinguished record of board service, leadership and entrepreneurial experience make him an ideal addition to the Company’s Board of Directors,” said E. Miles Kilburn, Chairman of the Board of Everi. “Atul’s wealth of experience in online gaming and global sports betting, as well as his tenure in lottery and payments businesses, will serve the Company well. We look forward to benefiting from his counsel and expertise, as we continue to focus on the growth opportunities and executing our strategies that will take Everi to the next level of performance for all our stakeholders.”

About Everi

Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment and trusted technology solutions for the casino, interactive, and gaming industry. With a focus on both customers and players, the Company develops entertaining games and gaming machines, gaming systems and services, and is the preeminent and most comprehensive provider of core financial products and services, player loyalty tools and applications, intelligence and regulatory compliance solutions. Everi’s mission is to provide casino operators with games that facilitate memorable player experiences, offer seamless and secure financial transactions for casinos and their patrons, and deliver software tools and applications to improve casino operations efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make customers successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

Contacts
Investor Relations
Everi Holdings Inc.
William Pfund
VP, Investor Relations
702-676-9513 or william.pfund@everi.com

JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com
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